ARTICLES OF DISSOLUTION OF
QUETZAL CAPITAL FUNDING 1, INC.,
A FLORIDA CORPORATION

    Pursuant to Section 607.1403 of the Florida Business Corporation Act, QUETZAL CAPITAL FUNDING 1, INC., a Florida Corporation ("the Company"), hereby adopts the following Articles of Dissolution:

FIRST:    The name of the Company is QUETZAL CAPITAL FUNDING 1, INC.

SECOND:    On March 5, 2007, the three shareholders of the Company unanimously approved the dissolution of the Company.

THIRD:    The number of votes cast by the three shareholders for dissolution was sufficient for approval of that action.

    IN WITNESS THEREOF, QUETZAL CAPITAL FUNDING 1, INC. has caused these Articles of Dissolution to be executed in its name and on its behalf by the authorized person below on the 5th day of March, 2007.

QUETZAL CAPITAL FUNDING 1, INC.,

By:	/s/ Tony N Frudakis
Tony N Frudakis
President